[QUALITY DISTRIBUTION LOGO APPEARS HERE]

Exhibit 10.1

June 3, 2004

Dear Virgil Leslie:

Quality Distribution, Inc. (the “Company”) and you (the “Employee”) have entered in this Agreement under the following terms and conditions:

1.	You will hold the position of Executive Vice President and General Manager with an annual salary of $210,000 (subject to increase, but not decrease, at the Company’s sole discretion), including benefits that are consistent with the Company’s senior level management.

2.	This Agreement will commence as of the date hereof (the “Effective Time”) and continue until the second anniversary of such date. At least 90 days prior to such anniversary either party may provide written notice of termination effective as of such anniversary. If no such timely notice of termination is provided, the term of this Agreement will automatically extend for additional one-year periods unless and until either party provides written notice of termination pursuant to this section at least 90 days prior to the end of the then applicable term. If, at any point, the Company provides such notice, you shall be entitled to receive your then current base salary for one year after the end of the term and you shall be entitled during such time to the continuation of health, medical and other benefits.

3.	Notwithstanding anything else herein, the Company reserves the right to terminate your employment at any time with or without Cause (as defined below) and you reserve the right to terminate your employment with Good Reason (as defined below), provided that if the Company terminates your employment without Cause or you terminate your employment with Good Reason you shall be entitled to receive your then current base salary for one year, and a prorated portion of any bonus that has been earned by you as of the date of such termination, and you will be entitled during such time to the continuation of health, medical, and other benefits. If the Company terminates your employment for Cause or you terminate your employment other than for Good Reason you shall not be entitled to any further payments (except for any accrued but unpaid amounts due) or benefits, effective immediately upon such termination.

4.	You agree to be bound by the Non-Compete Covenants set forth on Exhibit A, which is incorporated by reference herein.

5.	You agree to be bound by the Restrictive Covenant Agreement set forth on Exhibit B, which is incorporated by reference herein.

3802 Corporex Park Drive • Tampa, FL 33619 • Phone 813-630-5826 • Fax 813-630-4296

6.	For purposes of this agreement Cause means (i) a good faith finding by Management of the Company or the Board of Directors of your failure to satisfactorily perform your assigned duties for the Company as a result of your material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule, regulation, policy or guideline of the Company) or (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony. For purposes of this letter agreement “good reason” means a material diminution in your duties and responsibilities caused by the Company, a breach by the Company of its compensation and benefit obligations under this Agreement, or an involuntary relocation by more than 50 miles of your principal place of business as it exists as of the date of this agreement.

7.	This agreement shall terminate automatically upon your death or long-term disability. Any termination hereof by reason of your death or disability shall terminate your right to receive further payments hereunder, except for any accrued and unpaid amounts due. Nothing in this Paragraph shall, however, limit or eliminate any right you may have under life insurance, disability or other benefits provided to you during your employment.

8.	You agree to cooperate with the Company should the Company need information, testimony or other material relating to your employment with the Company. The Company agrees to reimburse you for any expenses incurred or loss suffered by you as a result of providing such cooperation.

This Agreement (including its Exhibits) embodies the entire understanding between the parties and shall supersede all prior understandings and agreements with respect to the subject matter hereof. The parties agree that this Agreement shall be governed in accordance with the laws of the State of Florida.

If you are in agreement with the foregoing, please execute this Letter Agreement below and cause it to be delivered to the Company at the address set forth above.

Very truly yours,

Thomas L. Finkbiner

Acknowledged and agrees as of The date first above written:

/s/ Virgil Leslie
Virgil Leslie

EXHIBIT A

Non-Compete Covenants

In consideration of the terms set forth in the agreement (the “Agreement”) to which this Exhibit is attached, the Employee agrees that no Competition Event (as defined below) shall occur prior to the date that is one year from the date of termination of the Employee’s employment with the Company. The Employee agrees that the Covenants in this Exhibit are justified by a legitimate business interest of the Company, including, without limitation, protecting the Company’s confidential business information and protecting substantial relationships with specific prospective and existing customers.

For purposes of this letter agreement, a “Competition Event” shall occur if the Employee directly or indirectly (i) engages in the bulk chemical trucking business, transloading, the bulk tank cleaning business, or any other business in which the Company or any of its Subsidiaries are engaged as of the date hereof (for this purpose, it is agreed that as of the date hereof the Company is not in the business of hauling gasoline or cryogenics) or the date of termination of the Employee’s employment with the Company (collectively, the “Company Business”) within the United States, Canada, or Mexico; (ii) competes with the Company or any of its subsidiaries or participates as agent, employee, consultant, advisor, representative or otherwise in any enterprise which has any material operations engaged in the Company Business within the United States, Canada or Mexico; (iii) competes with the Company or any of its subsidiaries or participates as a stockholder, partner, member or joint venture or, has any direct or indirect financial interest in any enterprise which has any material operations engaged in the Company Business within the United States; or (iv) works for (as an employee, officer, consultant or otherwise) Cendian Corporation; provided, however, that nothing contained herein shall prohibit the Employee from (A) owning, operating or managing any business, or acting upon any business opportunity, after obtaining approval of a majority of the Board and a majority of the independent members of the Board (if any), (B) owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which the Employee does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor or (C) except with respect to clause (iv), being employed by a business that engages in the Company Business but whose principal business is not the Company Business, if the Employee’s involvement is limited to those operations that are not the Company Business.

The Employee acknowledges that irreparable damage would occur in the event of a breach of these covenants by the Employee. It is accordingly agreed that, in addition to any other remedy to which it is entitled at law or in equity, the Company shall be entitled to an injunction or injunctions to prevent such breaches and to enforce specifically the terms of such provisions.

If any provision hereof shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remaining provisions. Furthermore, if the scope of any restriction or requirement contained herein is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

EXHIBIT B

Restrictive Covenant Agreement

ARTICLE I

CONFIDENTIALITY

Confidentiality. As a material part of the consideration for the Company’s commitment to the terms of the agreement (the “Agreement”) to which this Exhibit is attached, the Employee hereby agrees that the Employee will not at any time (whether during or after the Employee’s employment with the Company), other than in the course of the Employee’s duties under the agreement, or unless compelled by lawful process after written notice to the Company of such notice along with sufficient time for the Company to try to overturn such lawful process, disclose or use for the Employee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, company or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, Trucking Affiliates, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or any of its affiliates; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Employee’s breach of this covenant. The Employee further agrees that the Employee will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its affiliates.

The Employee agrees not to delete or destroy any files or customer information and will not create any disruption of the operation.

The Employee further agrees to return all hardware, software, office furniture and equipment immediately upon termination.

ARTICLE II

NON-SOLICITATION

2.1	The Employee agrees that he will not, during the applicable term of the covenant set forth in the Non-Compete covenants in Exhibit A to the Agreement (the “Non-Solicitation Expiration”), solicit or make any other contact with, directly or indirectly, any Trucking Affiliate, any customer of the Company or any of its subsidiaries with respect to the provision of any service to any such customer that is the same or substantially similar to any service provided to such customer by the Company or any of its subsidiaries or any Trucking Affiliate.

2.2	The Employee agrees that he will not, prior to the Non-Solicitation Expiration, solicit or make any other contact regarding the Company or any of its subsidiaries or any Trucking Affiliate with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any Subsidiary or affiliate or any Trucking Affiliate or which is seeking to organize employees of the Company or any Subsidiary or any Trucking Affiliate, with respect to any employee of the Company or such union’s or similar organization’s relationship or arrangements with the Company or any Subsidiary or any Trucking Affiliate.

2.1	The Employee agrees that he will not, prior to the Non-Solicitation Expiration, hire, solicit (other than through general solicitations such as “want ads” or Internet postings) or make any other contact with, directly or indirectly, any employee or independent contractor (including, without limitation, any of the Company’s and its Trucking Affiliates’ truck drivers) of the Company or any of its subsidiaries or affiliates or Trucking Affiliates (including all such persons who had such a relationship at any time starting with the three month period prior to the Effective Time) with respect to any employment services or other business relationship.

ARTICLE III

NON-DISPARAGEMENT

The Employee agrees not to make or publish, or cause to be made or published, any statement or information that disparages, defames or in any way impugns the reputation of the Company or any of its subsidiaries or affiliates or Trucking Affiliates, or any employees or representatives thereof, except to the extent necessary in connection with a termination without “good reason”.

The Company agrees not to make or publish, or cause to be made or published, any statement or information that disparages, defames or in any way impugns the reputation of the Employee, except to the extent necessary in connection with a termination for “cause”.

ARTICLE IV

MISCELLANEOUS

4.1	Remedies

The parties acknowledge that irreparable damage would occur in the event of a breach of any of the provisions of this Exhibit. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of such sections of this Exhibit and to enforce specifically the terms and provisions of such sections.

4.2	Jurisdiction and Governing Law

The parties agree that the Agreement and its Exhibits shall be governed in accordance with the laws of the State of Florida and the exclusive jurisdiction for enforcement thereof shall be the courts located in Tampa, Florida.

4.3	Severability

If any provision of the Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

4.4	Amendments

No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

4.5	Interpretation

The heading in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof. This Agreement contains all of the terms and conditions agreed upon by the parties and no other agreements, oral or otherwise, exist or shall be binding upon the parties as to the subject matter hereof.

4.6	Affiliates

In this Exhibit Trucking Affiliate is defined to “affiliates” of the Company as that term is used in the Company’s business, and “affiliate” is defined as a person controlled by, controlling or under common control with the applicable entity.